Exhibit 99.1

News

For Immediate Release

4 Landmark Square Suite 400 Stamford, CT 06901

Telephone:	(203) 975-7110
Fax:	(203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES SUCCESSFUL COMPLETION OF A NEW

UPSIZED SENIOR SECURED CREDIT FACILITY

STAMFORD, CT, July 28, 2011 — Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid consumer goods packaging products, announced today that it has successfully completed a new upsized senior secured credit facility which refinances its existing senior secured credit facility and provides greater flexibility with regard to its strategic initiatives. Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC were the joint lead arrangers and joint book managers for the new syndicated credit facility.

“We are pleased to announce the successful syndication of our new $1.9 billion senior secured credit facility,” said Bob Lewis, Executive Vice President and Chief Financial Officer. “We were able to leverage the momentum we created earlier this year and complete a transaction with terms and pricing more favorable than our existing agreement,” continued Mr. Lewis. “The completion of this new credit facility provides greater flexibility, additional borrowing capacity and longer maturities, leaving us well positioned to pursue various strategic alternatives,” concluded Mr. Lewis.

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SILGAN HOLDINGS

July 28, 2011

The new credit facility provides the Company with US $520 million of US A term loans, €335 million of Euro A term loans, Cdn $81 million of Canadian A term loans and a US $800 million multicurrency revolving loan facility. In addition, the new credit facility provides greater flexibility to the Company to, among other things, make acquisitions, pay dividends, repurchase stock and incur additional debt.

The term loans provided under the new credit facility refinanced the term loans under the prior credit facility, as well as Euro revolving loan borrowings under the prior credit facility used to finance the Vogel & Noot acquisition in March 2011 and certain U.S. revolving loan borrowings. The new term loans mature on July 28, 2017. The Company may use revolving loans under the new credit facility for working capital and other general corporate purposes including acquisitions, stock repurchases and refinancing of other debt. The revolving loan facility matures on July 28, 2016. The new credit facility also provides the Company with an incremental uncommitted multicurrency loan facility for up to an additional US $750 million, which may be used to finance acquisitions and for other permitted purposes.

Under the new credit facility, the interest rate for US dollar loans will be either LIBOR or the base rate plus a margin, the interest rate for Euro loans will be the Euribor rate plus a margin and the interest rate for Canadian dollar loans will be either the Bankers’ Acceptance discount rate or the Canadian prime rate plus a margin. Initially, for term loans and revolving loans maintained as LIBOR, Euribor or Bankers’ Acceptance loans the margin will be 1.75% and for term loans and revolving loans maintained as base rate or prime rate loans the margin will be 0.75%. The margins for term loans and revolving loans are subject to adjustment quarterly based upon financial ratios.

As a result of the incremental term loan borrowings and reduced interest rates under the new credit facility largely offsetting one another, the Company is maintaining its current estimate of full year 2011 adjusted net income per diluted share in a range of $2.60 to $2.70. However, the Company does expect to record a charge of approximately $0.01

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SILGAN HOLDINGS

July 28, 2011

per diluted share for the loss on early extinguishment of debt in connection with this refinancing, which charge is also excluded from the Company’s estimates of adjusted net income per diluted share.

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Silgan Holdings is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $3.1 billion in 2010. Silgan operates 83 manufacturing facilities in North and South America, Europe and Asia. Silgan is a leading supplier of metal containers in North America and Europe, and a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products. In addition, Silgan is a leading supplier of plastic containers for personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2010 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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